 Exhibit 99.1

Contacts: Melissa A. Waterhouse Chief Executive Officer (800) 227-1243, Ext 107

FOR IMMEDIATE RELEASE:

ABMC OFFERS RAPID TEST FOR COVID-19

--Company expects distribution would materially impact sales--
Kinderhook, N.Y., March 20, 2020 – American Bio Medica Corporation (OTCPK: ABMC), a manufacturer of accurate, cost-effective immunoassay test kits, announced today that it began offering on March 17, 2020, via a distribution partnership, a Rapid Test to detect Covid-19 in whole blood, serum or plasma. The assay offers qualitative and differential detection of IgG and IgM antibodies to the 2019 Novel Coronavirus (Covid-19) and provides results in as few as 2 minutes and generally not more than 15 minutes. The test has not yet been reviewed by the U.S. Food and Drug Administration (FDA), but is being offered under the March 16, 2020 guidance set forth by the FDA.

The test can be used for rapid screening of carriers of the virus that are symptomatic or asymptomatic and can be used across many markets including hospitals, clinics, and by employers and correctional institutions. The test is not available for consumer use and will be marketed in full compliance with the FDA guidance, including the required labeling indicating that antibody testing should not be used as the sole basis to diagnose or exclude a Covid-19 infection.

To place an order, customers can call (800) 227-2343, or (518) 758-8158 outside the United States or, contact the company via email at COVID19@abmc.com.

For more information on ABMC or its testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits, primarily point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.